Exhibit 10

El Mercurio, Page B1

Fernando Edwards and Guillermo Tagle analyzed the development of Wal-Mart’s tender offer

IM Trust and the offer for D&S: “We don’t have here any shareholder with the power to block”

Contrary to some comments, the high representatives of the investment bank said shareholders shouldn’t take a decision thinking D&S would be an investment regional platform for the U.S. Company.

Although they said legal advisors are monitoring the episode generated by the restrictions to Cuban products, they assign low risk that this issue could affect the offer thus a expiration clause could apply.

“The market is working under the conviction that the tender offer is going to be successful,” Guillermo Tagle

El Mercurio, Page B2

Guillermo Tagle and Fernando Edwards talked about Wal-Mart’s tender offer:

“There’s no concrete international plan for D&S at this point”

IM Trust executives, explained that legal advisors have been contacted to analyze the implications of an eventual move of the National Economic Prosecutor in regards to Cuban products, although they defused any impact.

The business started through Lehman Brothers. Today’s extinct U.S. investment bank worked with Wal-Mart but also had a long relation with IM Trust, the boutique office of Pedro Donoso and Guillermo Tagle. It was 2006, and D&S the retailer from the Ibañez family, already had some contacts with the company that has biggest sales in the world. Through IM Trust, Lehman Brothers mergers and acquisitions team contacted D&S controllers and started negotiations.

In spite of the interest both parts didn’t close the deal. “Conversations didn’t arrive to end and after the merger with Falabella was announced. Then no contacts were made,” said Fernando Edwards, partner and Under Director of corporate finance at IM Trust.

Once that merger failed, both parts contacted again. After Lehman Brothers, Barclays and UBS started to negotiate the process at international level. Until December 19 the American company launched the tender offer for US$2.66 billion.

Once the Tender Offer advertisement was published, Guillermo Tagle and Fernando Edwards met with the investment managers of the AFPs, which together have 13.5% (of D&S property).

Days from the deadline –January 22- Tagle and Edwards assured the main concern expressed by shareholders is related to the exchange rate. And they are convinced about the success of the operation. “In the minute the market bets this tender offer is going to be successful, the movements of the stock price in the local market should be the same to the value of the dollar (…) The market is betting is going to receive those dollars on January 29. The value in pesos in which the share is today, correspond to the price in dollars taken to the 29th and the forward value of the dollar on the 29th. It’s a clear signal that the market is acting under the acknowledgement the tender offer is going to be successful,” said Tagle, and adds that to be successful, the transaction requires to capture less than 50% that today is in the market.

“We don’t have here block power from any shareholder. The AFPs are important, but are not capable to block the transaction. There’s no risk of a group looking for a ‘cartel’,” said Edwards.

-There´s been some speculation that D&S could be part of a Wal-Mart internationalization strategy in markets like Peru and Colombia. This could make some shareholders to think to stay in the company due to future projections. For those minor shareholders who want to take an informed decision, isn’t it a possibility and won’t it be a correct analysis?

GT: “Apart from Peru, everything else is not correct.”

- And Peru is?

GT: “Could be an option, but is just that.”

FE: “We understand there’s no concrete plan for D&S internationalization at this point. The informed decision is that no shareholder should assume there’s no specific project to internationalize D&S.

GT: “In general, Wal-Mart has attacked each market in different ways. So, to assume that D&S is a vehicle for Latin America and the rest of the World, I consider it not correct.”

FE: “No shareholder should base its decision on possible expansion plans.”

-Eventually if the National Economic Prosecutor opts to initiate an investigation due to the restriction to Cuban products, you could fall in an expiration clause of the tender offer?

“We don’t have a complete vision on this issue. We understand that legal advisors are analyzing it. At the end we don’t have here a company policy. It is a U.S. law that every North American company operating in any place in the world must fulfill, and Wal-Mart applies that rule in every country where it is present. It shouldn’t impact. People are making this analysis. But none of us, nor any investor, has assigned to this any relevance.”

-But eventual regulatory sanctions are in the clauses…

FE: “It’s clear. If any competent authority establishes any restriction for the transaction, it is obvious it can’t succeed. Wal-Mart is extremely careful and respects the law, thus it won’t proceed against any ruling. But we assign low probability to this case. They are extremely professional. They are asking their experts about the possible consequences of this. It is not a risk that could affect the transaction. At first glance, this situation is a minor one.”

GT: “We haven’t received any pressure regarding this topic. Maybe only the competitors that have taken their opportunity to promote their products.”